Exhibit 99.1

Innoviva Reports Fourth Quarter 2021 Financial Results

•	Royalties increased by 18% to $111.1 million in the fourth quarter of 2021, compared to the same quarter in 2020; royalties increased by 19% to $405.7 million in full year 2021, compared to the prior year.

•	Announced strategic investment of $45.0 million into Armata Pharmaceuticals, Inc. (NYSE: ARMP), an anti-infectives leader, in February 2022 following a $4.0 million investment in the fourth quarter of 2021.

BURLINGAME, Calif., February 9, 2022 – Innoviva, Inc. (NASDAQ: INVA) (“Innoviva” and “the Company”) today reported financial results for the fourth quarter and the year ended December 31, 2021.

•	Gross royalty revenues of $111.1 million from Glaxo Group Limited (“GSK”) for the fourth quarter of 2021 included royalties of $57.7 million from global net sales of RELVAR®/BREO® ELLIPTA®, royalties of $10.8 million from global net sales of ANORO® ELLIPTA® and royalties of $42.6 million from global net sales of TRELEGY® ELLIPTA®.[1] Gross royalty revenues were $405.7 million in full year 2021.

•	Income from operations increased by 23% to $104.5 million, compared to the same quarter in 2020, because of higher royalty revenues and lower operating expenses. Income from operations increased by 17% to $375.1 million in full year 2021, compared to the prior year.

•	Decrease in fair values of strategic equity and long-term investments of $42.9 million in the fourth quarter of 2021 was mainly due to the volatility in the capital markets. However, for full year 2021, the fair value of such strategic equity and long-term investments increased by $91.0 million.

•	Net cash and cash equivalents totaled $201.5 million, and receivables from GSK totaled $110.7 million, as of December 31, 2021.

Pavel Raifeld, Chief Executive Officer of Innoviva, Inc., stated “Our royalty revenues in the fourth quarter grew 18% year over year, displaying strong positive momentum in a volatile environment.”

“RELVAR®/BREO® ELLIPTA® global net sales increased 3% compared to the fourth quarter of 2020 supported by increased patient adherence and favorable prior period adjustments in the U.S. market. Non-U.S. sales decreased slightly due to class-wide pandemic pressures affecting new patient growth. ANORO® ELLIPTA® global net sales decreased by 17% compared to fourth quarter of 2020 mainly due to by pandemic-driven LABA/LAMA class weakness in the U.S. Non-U.S. ANORO® ELLIPTA® net sales also decreased slightly due to lower than expected class growth driven predominantly by the ongoing pandemic. TRELEGY® ELLIPTA® global net sales increased 53% compared to fourth quarter of 2020, driven by strong U.S. growth for the triple therapy class and favorable prior period adjustments. Non-US TRELEGY® ELLIPTA® sales also grew meaningfully supported by class growth and continued launches in new markets.”

Mr. Raifeld concluded, “Our core royalty business has performed very well last year under challenging conditions, attesting to its multiple growth drivers and significant diversification. We are equally pleased with the progress across our strategic investments and the repurchase of GSK’s equity stake, collectively accounting for over $450 million deployed in 2021 and contributing to our diluted net income per share growth of over 40% to $2.87. Our excellent operating cash flow generation, exceeding $350 million in 2021, and strong cash position enable thoughtful, flexible business development, and we are excited about many opportunities we see in the current environment to advance our strategy. We are well positioned for and remain laser focused on continued strong execution to ensure sustained shareholder value creation.”

Recent Highlights

•	GSK Net Sales:

o	Fourth quarter 2021 net sales of RELVAR®/BREO® ELLIPTA® by GSK were $384.4 million, up 3% from $372.8 million in the fourth quarter of 2020, with $158.2 million in net sales from the U.S. market and $226.2 million from non-U.S. markets.

o	Fourth quarter 2021 net sales of ANORO® ELLIPTA® by GSK were $166.7 million, down 17% from $200.9 million in the fourth quarter of 2020, with $85.3 million net sales from the U.S. market and $81.4 million from non-U.S. markets.

o	Fourth quarter 2021 net sales of TRELEGY® ELLIPTA® by GSK were $480.2 million, up 53% from $313.6 million in the fourth quarter of 2020, with $337.1 million in net sales from the U.S. market and $143.1 million in net sales from non-U.S. markets.

•	Strategic Investments:

o	During the fourth quarter of 2021, the Company invested $4.0 million to acquire 1.2 million shares of Armata Pharmaceuticals, Inc. (“Armata”) common stock at $3.30 per share, which resulted in total ownership of approximately 60% of Armata’s outstanding stock (without giving effect to our warrants).

o	In February 2022, the Company entered into an agreement with Armata, pursuant to which it will invest, subject to certain closing conditions, additional $45.0 million in 9 million shares of Armata common stock and warrants to purchase up to 4.5 million shares of Armata common stock with an exercise price of $5.00 per share in two tranches. At the closing of the first tranche, Innoviva acquired approximately 3.6 million shares of Armata common stock and 1.8 million warrants for an aggregate purchase price of $18.1 million. Upon closing of the second tranche, Innoviva expects to own approximately 70% of Armata’s outstanding stock.

1 For TRELEGY ® ELLIPTA®, the amount represents 100% of royalty payments made by GSK to Theravance Respiratory Company, LLC (“TRC”). Innoviva owns 15% of the economic interest in TRC.

About Innoviva

Innoviva, Inc. (referred to as “Innoviva”, the “Company”, or “we” and other similar pronouns), is a company with a portfolio of royalties that include respiratory assets partnered with Glaxo Group Limited (“GSK”), including RELVAR®/BREO® ELLIPTA® (fluticasone furoate/ vilanterol, “FF/VI”), ANORO® ELLIPTA® (umeclidinium bromide/ vilanterol, “UMEC/VI”) and TRELEGY® ELLIPTA® (the combination FF/UMEC/VI). Under the Long-Acting Beta2 Agonist (“LABA”) Collaboration Agreement, Innoviva is entitled to receive royalties from GSK on sales of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®. Innoviva is also entitled to 15% of royalty payments made by GSK under its agreements originally entered into with us, and since assigned to Theravance Respiratory Company, LLC (“TRC”), relating to TRELEGY® ELLIPTA® and any other product or combination of products that may be discovered and developed in the future under the LABA Collaboration Agreement and the Strategic Alliance Agreement with GSK (referred to herein as the “GSK Agreements”), which have been assigned to TRC other than RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®.

ANORO®, RELVAR®, BREO®, TRELEGY® and ELLIPTA® are trademarks of the GlaxoSmithKline group of companies.

Forward Looking Statements

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives, and future events. Innoviva intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “expect”, “goal”, “intend”, “objective”, “opportunity”, “plan”, “potential”, “target” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve substantial risks, uncertainties, and assumptions. These statements are based on the current estimates and assumptions of the management of Innoviva as of the date of this press release and are subject to known and unknown risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Innoviva to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: expected cost savings; lower than expected future royalty revenue from respiratory products partnered with GSK; the commercialization of RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA® and TRELEGY® ELLIPTA® in the jurisdictions in which these products have been approved; the strategies, plans and objectives of Innoviva (including Innoviva’s growth strategy and corporate development initiatives beyond the existing respiratory portfolio); the timing, manner, and amount of potential capital returns to shareholders; the status and timing of clinical studies, data analysis and communication of results; the potential benefits and mechanisms of action of product candidates; expectations for product candidates through development and commercialization; the timing of regulatory approval of product candidates; and projections of revenue, expenses and other financial items; the impact of the novel coronavirus (“COVID-19”). Other risks affecting Innoviva are described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Innoviva’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Reports on Form 10-Q, which are on file with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov. Past performance is not necessarily indicative of future results. No forward-looking statements can be guaranteed, and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The information in this press release is provided only as of the date hereof, and Innoviva assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

INNOVIVA, INC.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue:
Royalty revenue from a related party, net (1)	$107,680	$90,476	$391,866	$326,794
Revenue from collaborative arrangements with a related party	-	-	-	10,000
Total net revenue	107,680	90,476	391,866	336,794

Operating expenses:
Research and development	40	219	576	1,788
General and administrative	3,113	5,470	16,187	13,883
Total operating expenses	3,153	5,689	16,763	15,671

Income from operations	104,527	84,787	375,103	321,123

Interest and dividend income	454	23	1,839	1,524
Other income (expense), net	(708)	(433)	(3,626)	(348)
Interest expense	(4,841)	(4,651)	(19,070)	(18,331)
Changes in fair values of equity and long-term investments, net	(42,943)	11,032	91,030	50,277
Income before income taxes	56,489	90,758	445,276	354,245
Income tax expense, net	10,839	15,742	76,439	60,431
Net income	45,650	75,016	368,837	293,814
Net income attributable to noncontrolling interest	35,305	21,113	102,983	69,412
Net income attributable to Innoviva stockholders	$10,345	$53,903	$265,854	$224,402

Basic net income per share attributable to Innoviva stockholders	$0.15	$0.53	$3.24	$2.21
Diluted net income per share attributable to Innoviva stockholders	$0.14	$0.48	$2.87	$2.02

Shares used to compute basic net income per share	69,492	101,361	82,062	101,320
Shares used to compute diluted net income per share	81,770	113,590	94,311	113,554

(1) Total net revenue from a related party is comprised of the following (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
			(unaudited)
Royalties from a related party	$111,135	$93,931	$405,689	$340,617
Amortization of capitalized fees paid to a related party	(3,455)	(3,455)	(13,823)	(13,823)
Royalty revenue from a related party, net	$107,680	$90,476	$391,866	$326,794

INNOVIVA, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2021	2020
		(1)
Assets
Cash and cash equivalents	$201,525	$246,487
Other current assets	112,148	95,571
Property and equipment, net	12	28
Equity and long-term investments	483,845	438,258
Capitalized fees paid to a related party, net	111,430	125,253
Deferred tax assets, net	17,327	93,759
Other assets	108	214
Total assets	$926,395	$999,570

Liabilities and stockholders’ equity
Other current liabilities	$1,655	$1,958
Accrued interest payable	4,152	4,152
Convertible subordinated notes, net	240,364	239,783
Convertible senior notes, net	154,289	145,734
Other long-term liabilities	-	106

Innoviva stockholders’ equity	414,743	539,912
Noncontrolling interest	111,192	67,925

Total liabilities and stockholders’ equity	$926,395	$999,570

(1) The selected consolidated balance sheet amounts at December 31, 2020 are derived from audited financial statements.

INNOVIVA, INC.

Cash Flows Summary

(in thousands)

	Year Ended December 31,
	2021	2020
	(unaudited)
Net cash provided by operating activities	$363,813	$313,113
Net cash provided by (used in) investing activities	43,722	(314,937)
Net cash used in financing activities	(452,497)	(29,785)

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James Goldfarb

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